UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 22, 2012

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Incorporation)

001-32347	No. 88-0326081
(Commission File Number)	(I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada	89511-1136
(Address of Principal Executive Offices)	(Zip Code)

(775) 356-9029

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ex-99.1	Press Release

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 22, 2012, Lucien Bronicki, David Wagener and Roger W. Gale resigned from the board of directors of Ormat Technologies, Inc. (the “Company”). As a result of the resignations, Mr. Bronicki is no longer Chairman of the board of directors or a member of the Nominating and Corporate Governance Committee, Mr. Gale is no longer a member of the Audit Committee and Mr. Wagener is no longer a member of the Nominating and Corporate Governance Committee.

(d)(1) The board of directors appointed Gillon Beck, Ami Boehm, David Granot and Robert E. Joyal as directors of the Company to fill vacant seats on the board of directors, effective May 22, 2012.

(d)(2) Each of the new directors was nominated by certain shareholders of Ormat Industries Ltd. (“OIL”), our parent company. The nominations were made pursuant to a Shareholder Rights Agreement dated May 22, 2012 (the “BIL FIMI Shareholders Agreement”) among Bronicki Investments Ltd., an Israeli company (“BIL”), FIMI ENRG, an Israeli limited partnership and FIMI ENRG, L.P. a Delaware limited partnership (collectively “FIMI”). BIL is controlled by three of the Company’s named executive officers, Lucien Bronicki, Yehudit Bronicki and Yoram Bronicki. As noted above, Lucien Bronicki resigned as a director of the Company on May 22, 2012, and Yehudit Bronicki and Yoram Bronicki continue to serve as directors of the Company. Neither the Company nor OIL is a party to the BIL FIMI Shareholders Agreement.

The BIL FIMI Shareholders Agreement provides, among other things, that to the maximum extent permitted by applicable law and subject to applicable fiduciary duties, BIL and FIMI will use their reasonable efforts to cause an equal number of designees of BIL and FIMI to be elected or appointed to the boards of directors of OIL and its active subsidiaries, including the Company. The provisions concerning the Company’s board of directors generally contemplate that it would have eight members, with four nominated by BIL and four nominated by FIMI, and that two of the directors nominated by each of BIL and FIMI would need to qualify as independent directors. That board composition would be subject to change in certain cases. For example, if the Company was required to have a majority of independent directors, the board of directors would be expanded to ten and each of BIL and FIMI would nominate an additional director who qualifies as independent. In addition, the number of directors which BIL or FIMI may nominate would be subject to adjustment for relative changes, within ranges, in the amount of OIL ordinary shares held by BIL and FIMI. Each of the new directors was designated by FIMI under the BIL FIMI Shareholders Agreement and evaluated by the Company’s Nominating and Corporate Governance Committee and disinterested directors.

The appointment of the new directors and the resignation of the Company directors described above was contingent upon consummation of a sale by BIL to FIMI of certain ordinary shares of OIL owned by BIL. As set forth in the attached press release, OIL informed the Company that sale was consummated on May 22, 2012.

(d)(3) The board of directors expects to appoint each of the new directors to serve on one or more committees, but has not yet determined on which committee each will serve.

(d)(4) Not applicable.

(d)(5) The new directors are entitled to the compensation arrangements granted to non-employee directors of the Company, which are described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 26, 2012, under the heading “Director Compensation.” That description is incorporated by reference in this report.

A copy of the press release announcing, among other things, these board appointments is attached as Exhibit 99.1 and is incorporated by reference into this report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished as part of this report on Form 8-K:

99.1 Press release of the Company dated May 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.

By	/S/ YEHUDIT BRONICKI
	Name:	Yehudit Bronicki
	Title:	Chief Executive Officer

Date: May 24, 2012

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